Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-173337, in Amendment No. 2 to Registration Statement No. 333-167189 and Amendment No. 1 to Registration Statement 333-150239 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of Genesis Energy, L.P. of our report dated March 4, 2011, relating to the financial statements of Cameron Highway Oil Pipeline Company as of December 31, 2010 and for the period from November 23, 2010 through December 31, 2010, appearing in this Annual Report on Form 10-K of Genesis Energy, L.P. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 28, 2012